As filed with the Securities and Exchange Commission on August 10, 2001 File No. 33-65982

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ON FORM S-8
                                  ------------

                                 RemoteMDx, Inc.
             (Exact name of registrant as specified in its charter)
                                  ------------

         Utah                                              87-0543981
(State or other jurisdiction                             I.R.S. Employer
of incorporation or organization)                       Identification No.

                              5095 West 2100 South
                           Salt Lake City, Utah 84120
                                 (801) 974-9474

              (Address of Principal Executive Offices and Zip Code
                         and Telephone Number of Issuer)

                             Stock Option Agreements
                        --------------------------------

                              David G. Derrick, CEO
                                 Volu-Sol, Inc.
                              5095 West 2100 South
                           Salt Lake City, Utah 84120
                                 (801) 974-9474

            (Name, address and telephone number, including area code,
                              of agent for service)

                                   Copies to:
                             Kevin R. Pinegar, Esq.
                            Durham Jones & Pinegar PC
                          111 East Broadway, Suite 900
                           Salt Lake City, Utah 84111
                                 (801) 415-3000



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                        1,600,000 Shares of Common Stock
                    RemoteMDx, Inc. (formerly Volu-Sol, Inc.)

We are not offering for sale any securities pursuant to this Prospectus. The executive officers and directors of the company named herein will be selling the shares of common stock issued or issuable upon the exercise of stock options granted to them either under our Stock Option Plan or under written compensation plans with the individual officer and director as follows:

        1. 500,000 shares issuable at a price of $1.00 per share pursuant to an option granted to David G. Derrick, an officer and director of the Company, in October 2000;

        2. 500,000 shares issuable at a price of $1.00 per share pursuant to an option granted to James Dalton, an officer and director of the Company, in October 2000;

        3. 400,000 shares issuable at a price of $1.00 per share pursuant to an option granted to Bill Kirton, an officer and director of the Company, in October 2000; and

        4. 200,000 shares issuable at a price of $1.00 per share pursuant to an option granted to Michael G. Acton, an officer of the Company, in October 2000.

All of the selling shareholders may sell, from time to time, pursuant to this Prospectus, their shares of common stock at prices quoted for the common stock on the over-the-counter market. The selling shareholders may also attempt to sell their shares in isolated transactions, at negotiated prices, with institutional or other investors. There will be no underwriters' discounts or commissions except for the charges to a selling shareholder for sales through a broker-dealer. All net proceeds from a sale will go to the selling shareholder and none to the company.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE PURCHASE OF THE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. See Risk Factors beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        Prospectus dated August 10, 2001.




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                                Table of Contents

Summary                                                                       3
Risk Factors                                                                  4
Use of Proceeds                                                               6
Plan of Distribution                                                          6
Selling Shareholders                                                          7
Interest of Named Experts and Counsel                                         8
Incorporation of Certain Information by Reference                             8
Commission Statement on Indemnification                                       9




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Summary

This summary does not contain all of the information that may be important to you as a prospective purchaser of the shares from a selling shareholder. You should read the entire prospectus carefully, including the Risk Factors and the recent periodic reports filed by us under the Securities Exchange Act of 1934, as amended, which are listed under the caption "Incorporation of Certain Information by Reference" before you decide to purchase shares of our common stock.

Questions and Answers

1.       Who are we?

RemoteMDx, Inc. is a medical-technology-based remote personal safety, health monitoring and diagnostic services company incorporated in Utah.

2.       What business are we in?

We deliver solutions for real-time health-and personal-emergency monitoring by effectively managing patient medical information and linking communications between patients, physicians and payors. We have been engaged in the business of manufacturing and marketing medical diagnostic stains, solutions and related equipment for over 10 years under the name Volu-Sol, Inc. We recently changed our corporate name to RemoteMDx, Inc. We will continue to conduct our medical stains and solutions business under the Volu-Sol name and will operate our remote health monitoring and diagnostic business under the names "Remote Medical Diagnostics" and "Remote MDx."

3.       What is our record of revenues and earnings?

We have not had significant revenues and we are in the process of changing our business focus. We had a net loss applicable to common shares of $5,146,287 ($1.68 per share) for the six months ended March 31, 2001 and a net loss of $3,445,352 in the year ended September 30, 2000 on revenues of $496,211, compared to a net loss of $906,500 in fiscal year 1999 on revenues of $528,904.

4.       What securities are offered under this prospectus?

We are not offering any securities under this prospectus. However, the named selling shareholders, all of whom are either executive officers or directors of the company, are offering shares of common stock acquired or to be acquired upon the exercise of stock options granted pursuant to our Stock Option Plan or compensation plans contained in written agreements with the individual selling shareholder. All of the shares issued or issuable upon the exercise of stock options have been registered under the Securities Act of 1933 for issuance by us to the respective selling shareholder. However, because these selling shareholders may be deemed to be affiliates of the company as that term is defined in Rule 405 under the Securities Act, he must use a reoffer prospectus to resell his shares received upon exercise of a stock option. This prospectus is intended to be a reoffer prospectus. As an alternative, an affiliate may wait

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a year after his exercise of the stock option and sell the shares under Rule 144 under the Securities Act. As of August 10, 2001, Mr. Dalton and Mr. Derrick, two of the selling shareholders, had each indicated that he had exercised his optionsto purchase 225,000 shares of common stock. In addition, the remaining stock options indicated herein are currently exercisable.

5.       What is the offering price of the shares?

The selling shareholders have advised us that, after exercise of their stock options, they will sell the shares received upon exercise of the options from time to time at the prices quoted for our common stock on the over-the-counter stock market. They have also advised us that they may sell their shares in isolated transactions, at negotiated prices, with institutional or other investors. There will be no underwriters' discounts or commissions, except for charges to the selling shareholder if he sells through his broker-dealer. Read the section "Plan of Distribution" for more information as to the manner in which sales may be made, including sales made, when the shares have been held for more than one year after the exercise of the related stock option, pursuant to the exemption of Rule 144 under the Securities Act.

6.       Will the company receive any proceeds from the sale of the shares?

No, we will not receive any of the proceeds from the sale of the shares. We will, however, receive $1,600,000 if all of the options are exercised. A holder may also exercise the options by surrendering shares of common stock having a market value equal to the exercise price or by offsetting amounts owed to the holder by the company under outstanding loan agreements. If exercised in this manner, the company does not receive cash proceeds from the exercise of the options, but it does receive the economic benefit of the surrendered shares or the forgiveness of debt, as the case may be.

Risk Factors

An investment in the shares is speculative and involves a high degree of risk. You should carefully consider the risks described in this section in addition to the other information presented in this Memorandum or in the exhibits attached. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations would likely suffer. If that happens, the value of the shares may decrease and you could lose all or part of the money you paid to purchase the shares.


Our transition to a new business model will require us to devote our resources and energies to a business that is unfamiliar to current management. If we are unsuccessful in completing our business development and launching our new business direction, you may lose your entire investment.


         We are now in the process of transitioning from our laboratory stain and reagent business to a new business that is focused on providing remote


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medical monitoring and diagnostic tools to physicians, consumers and payors. In transitioning to this new business model, we are substantially changing our business operations, sales and implementation practices, customer service and support operations and management focus. We are facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a wider range of sources, the need to develop new strategic relationships and other risks associated with a significant change of business plans. Failure to successfully address these issues and risks would materially adversely affect our business, financial condition and results of operations. In addition, because we are moving out of our current business model, the available historical information relating to our operations is not indicative of the operating results we might expect under the newly adopted business plan. Consequently, you have very little historical financial information to assist you in making an investment decision in connection with the purchase of our shares.


Changing our business model and adopting a new business plan means that you should regard an investment in the shares as an investment in a "start-up" venture, subject to the risks and uncertainties usually associated with start-ups.


         You should consider an investment in the shares in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stages of development. If we are to be successful in this new market, we must accomplish the following, among other things:

        o Develop and introduce functional and attractive product and service offerings;

        o        Increase awareness of our brand and develop consumer loyalty;

        o        Respond to competitive and technological developments;

        o        Build an operational structure to support our business; and

        o        Attract, retain and motivate qualified personnel.


         If we fail to achieve these goals, that failure would have a material adverse effect on our business, prospects, financial condition and operating results. Because the market for our new product and service offerings is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. There is no assurance that a market for these products or services will ever develop or that demand for our products and services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.


There is no certainty that the market will accept our products and services.


         Our targeted markets may never accept our products. Insurance companies, physicians, nurses, patients and consumers may not use our products


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unless they determine, based on experience, clinical data, advertising or other factors, that those products are a preferable alternative to currently available methods of diagnosis. In addition, decisions to adopt new medical diagnostic devices can be influenced by government administrators, regulatory factors, and other factors largely outside our control. No assurance can be given that key decision-makers or third party payors will accept our new products, which could have a material adverse effect on our business, financial condition and results of operations.


We face intense competition.


         Our expected product markets are rapidly changing. Existing products and emerging products will compete directly with the products we are seeking to develop and market. Our technology will compete directly with other technology, and, although we believe our technology has or will have advantages over these competing systems, there can be no assurance that our technology will have advantages that are significant enough to cause users to adopt its use. Competition from such products is expected to increase.


         Many of the companies currently in the remote medical monitoring and diagnostic market may have significantly greater financial resources and expertise in research and development, marketing, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals and marketing than those available to us. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large third parties. Academic institutions, governmental agencies and public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing in the medical diagnostic arena. Many of these competitors have products or techniques approved or in development and operate large, well-funded research and development programs in the field. Moreover, these companies and institutions may be in the process of developing technology that could be developed more quickly or be ultimately more effective than our planned products.


         We face competition based on product efficacy, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that our competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization.


If we are unable to achieve anticipated benefits from acquisitions, joint ventures and strategic investments, our business could be adversely affected.


         We intend to pursue our new business plan and to expand our operations by acquiring other businesses or products. We recently acquired SecureAlert, Inc. and its business and we expect to pursue other acquisitions, joint ventures and strategic alliances or similar business arrangements and transactions. The anticipated benefits from these and future acquisitions, joint ventures and strategic investments may not be achieved. For example, when we acquire a company, we cannot be certain that customers of the acquired business will


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

continue to do business with us or that employees of the acquired business will continue their employment or become well integrated into our operations and culture. The identification, consummation and integration of acquisitions, joint ventures and strategic investments require substantial attention from management. The diversion of the attention of management relating to these activities, as well as any difficulties encountered in the integration process, could have an adverse impact on our business, financial condition and results of operations.

Our new business is subject to the risks of technological uncertainty, which may result in our products failing to be competitive or readily accepted by our target markets.


         We may not realize revenues from the sale of any of our new products for several years, if at all. Some of the products we are currently evaluating likely will require further research and development efforts before they can be commercialized. There can be no assurance that our research and development efforts will be successful or that we will be successful in developing any commercially successful products. In addition, the technology which we integrate or that we may expect to integrate with our product and service offerings, is rapidly changing and developing. We face risks associated with the possibility that our technology may not function as intended and the possible obsolescence of our technology and the risks of delay in the further development of our own technologies. Other difficulties and uncertainties normally associated with new industries or the application of new technologies in new or existing industries also threaten our business, including the possible lack of consumer acceptance, difficulty in obtaining financing for untested technologies, increasing competition from larger well-funded competitors, advances in competing or other technologies, and changes in laws and regulations affecting the development, marketing or use of our new products and related services.


We are dependent upon our strategic alliances, the loss of which would limit our success.


         Our strategy for the identification, development, testing, manufacture, marketing and commercialization of our products and services includes entering into various collaborations through corporate alliances. We have already entered into a collaborative relationship with a significant engineering and product commercialization company, and we believe that this relationship provides us with a strong strategic alliance for the design and engineering of our products. Our alliance is with a large engineering, consulting and research and development firm with close connections to the Food and Drug Administration
(FDA) and other governmental agencies. There can be no assurance, however, that this relationship will succeed or that we will be able to negotiate strategic alliances with other parties on acceptable terms, if at all, or that any of these collaborative arrangements will be successful. To the extent we choose or are unable to establish or continue such arrangements we could experience increased capital requirements as a result of undertaking such activities. In addition, we may encounter significant delays in introducing products currently under development into the marketplace or find that the development, manufacture or sale of our proposed products are adversely affected by the absence of successful collaborative agreements.


We need to attract and retain key personnel in a competitive employment market.



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         Our success depends in significant part on the continued service of our senior management and successfully recruiting additional senior management to oversee our move into a new business plan. The loss of the services of certain of our key employees could have a material adverse effect on our business. We do not currently have key man insurance on any of our employees and we do not anticipate obtaining such insurance in the near future. Our future success also depends on our ability to attract and retain highly qualified design, technical, sales, marketing, customer service and managerial personnel with experience in our newly targeted markets. We face competition for qualified individuals from numerous medical and clinical companies, universities and other research institutions. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. If we are unable to retain our existing key personnel, or to attract and retain additional qualified personnel, we may experience inadequate levels of staffing to develop and sell our products and perform services for our customers.


We may not be able to manage rapid growth.


         To execute our business plan, we must grow significantly. This growth will place a significant strain on our personnel, management systems and resources. We expect that the number of our employees, including management-level employees, will continue to increase for the foreseeable future and that we may need additional office space and expanded technology infrastructure. Failure to manage growth effectively will materially adversely affect our business, results of operations and financial condition.


We have a history of losses and anticipate significant future losses and may be unable to project our revenues and expenses accurately.


         As a development stage company, we expect to incur net operating losses and negative cash flows for the foreseeable future. We will incur significant expenses associated with the development and deployment of our new products and promoting our brand. We intend to enter into additional arrangements through current and future strategic alliances that may require us to pay consideration in various forms and in amounts that may significantly exceed current estimates and expectations. We may also be required to offer promotional packages of hardware and software to end-users at subsidized prices in order to promote our brand, products and services. These guaranteed payments, promotions and other arrangements would result in significant expense. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase profitability in the future. In addition, because of our limited operating history in our newly targeted markets, we may be unable to project revenues or expenses with any degree of certainty. We expect expenses to increase significantly in the future as we continue to incur significant sales and marketing, product development and administrative expenses. We cannot guarantee that we will be able to generate sufficient revenues to offset operating expenses or the costs of the promotional packages or subsidies described above,


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or that we will be able to achieve or maintain profitability. If revenues fall short of projections, our business, financial condition and operating results would be materially adversely affected.


We will have significant future capital needs. There is no assurance we will be successful in obtaining necessary additional funding.


         The identification, development and commercialization of our products will require a commitment of substantial funds to conduct development activities, to create and expand distribution and marketing capabilities, and to acquire and expand manufacturing capacity. We may be required or elect to raise additional capital before that time. Our actual capital requirements will depend on many factors, including but not limited to, the costs and timing of our ongoing development activities, the number and type of clinical or other tests we may be required to conduct in seeking government or agency approval of these products, the success of our development efforts, the cost and timing of establishing or expanding our sales, marketing and manufacturing activities, the extent to which our products gain market acceptance, our ability to establish and maintain collaborative relationships, competing technological and market developments, the progress of our commercialization efforts and the commercialization efforts of our marketing alliances, the costs involved in preparing, filing, prosecuting, maintaining and enforcing and defending patent claims and other intellectual property rights, developments related to regulatory issues, and other factors, including many that are outside our control.


         To satisfy our capital requirements, we may seek to raise funds through public or private financings, collaborative relationships or other arrangements. Any arrangement that includes the issuance of equity securities or securities convertible into our equity securities may be dilutive to shareholders (including the purchasers of the shares), and debt financing, if available, may involve significant restrictive covenants that limit our ability to raise capital in other transactions. Collaborative arrangements, if necessary to raise additional funds, may require that we relinquish or encumber our rights to certain of our technologies, products or marketing territories. Any inability or failure to raise capital when needed could also have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that any such financing, if required, will be available on terms satisfactory to us, if at all.


Our proposed business plan subjects our research, development and ultimate marketing activities to current and possibly to future government regulation. The cost of compliance or the failure to comply with this regulation could adversely affect our business, results of operations and financial condition.


         We intend to market medical devices that may be regulated by a number of governmental agencies, including the FDA. The FDA requires governmental clearance of all medical devices and drugs before they can be marketed in the United States. Similar approvals are required from other regulatory agencies in most foreign countries. The regulatory processes established by these government agencies are lengthy, expensive, and uncertain and may require extensive and expensive clinical trials. There can be no assurance that any future products developed by us that are subject to the FDA's authority will prove to be safe


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and effective and meet all of the applicable regulatory requirements necessary to be marketed. The results of testing activities could be susceptible to varied interpretations that could delay, limit or prevent required regulatory approvals. In addition, we may encounter delays or denials of approval based on a number of factors, including future legislation, administrative action or changes in FDA policy made during the period of product development and FDA regulatory review. We may encounter similar delays in foreign countries. Furthermore, approval may entail ongoing requirements for, among other things, post-marketing studies. Even if we obtain regulatory approval of a marketed product, our manufacturer and its manufacturing facility are subject to on-going regulation and inspections. Discovery of previously unknown problems with a product, manufacturer or facility could result in FDA sanctions, restrictions on a product or manufacturer, or an order to withdraw and/or recall a specific product from the market. There can also be no assurance that changes in the legal or regulatory framework or other subsequent developments will not result in limitation, suspension or revocation of regulatory approvals granted to us. Any such events, were they to occur, could have a material adverse effect on our business, financial condition and results of operations.


         We may also be required to comply with FDA regulations for manufacturing practices, which mandate procedures for extensive control and documentation of product design, control and validation of the manufacturing process and overall product quality. Foreign regulatory agencies have similar manufacturing standards. Any third parties manufacturing our products or supplying materials or components for such products may also be subject to these manufacturing practices and mandatory procedures. If we, our management or our third party manufacturers fail to comply with applicable regulations regarding these manufacturing practices, we could be subject to a number of sanctions, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of market approval, seizures or recalls of product, operating restrictions and, in some cases, criminal prosecutions.


         Our products and related manufacturing operations may also be subject to regulation, inspection and licensing by other governmental agencies, including the Occupational Health and Safety Administration.


We do not currently possess in-house research, development or manufacturing capability.


         We have no in-house research, development or manufacturing capability or capacity to produce any products. We initially intend to establish relationships with other companies to provide research, development and manufacturing services in connection with our components and products. Any delay in availability of products may result in a delay in the submission of products for any required regulatory approval or market introduction or subsequent sales of those products, which could have a material adverse effect on our business, financial condition and results of operations. These manufacturing processes may be labor intensive, and, if so, significant increases in production volume would likely require changes in both product and process design in order to facilitate increased automation of the production processes. There can be no assurance that any such changes in products or processes or efforts to automate all or any


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portion of these manufacturing processes would be successful, or that manufacturing or quality problems will not arise as we initiate production of any products we might develop.


We currently lack experienced sales and marketing capability for our new product and service lines.


         We currently have no experience in sales, marketing or distribution in our intended markets. To market any of our new products or services directly, we would be required to develop a marketing and sales force with technical expertise and with supporting distribution capability. Alternatively, we may obtain the assistance of other companies with established distribution and sales forces, in which case we would be required to enter into agreements regarding the use and maintenance of these distribution systems and sales forces. There can be no assurance that we will be able to establish in-house sales and distribution capabilities, or that we will be successful in gaining market acceptance for our products through the use of third parties.


         There can be no assurance that we will be able to recruit, train and maintain successfully any such sales and marketing personnel, or that the efforts of such personnel will be successful.


Our new products will be subject to the risks and uncertainties associated with the protection of intellectual property and related proprietary rights.


         We believe that our success will depend, in large part, on our ability to obtain and enforce patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the United States and in other countries. The enforcement of patent rights can be uncertain and involve complex legal and factual questions. The scope and enforceability of patent claims are not systematically predictable with absolute accuracy.


         The strength of our own patent rights depends, in part, upon the breadth and scope of protection provided by the patent and the validity of our patents, if any. Our inability to obtain or to maintain patents on our key products could adversely affect our business. We intend to file patent applications in the United States and in key foreign jurisdictions relating to our technologies, improvements to those technologies and for specific products we may develop. There can be no assurance that patents will issue on any of these applications or that, if issued, any patents will not be challenged, invalidated or circumvented. The prosecution of patent applications and the enforcement of patent rights are expensive, and the expense may adversely affect our profitability and the results of our operations. In addition, there can be no assurance that the rights afforded by any patents will guarantee proprietary protection or competitive advantage.


         Our success will also depend, in part, on our ability to avoid infringing the patent rights of others. We must also avoid any material breach of technology licenses we may enter into with respect to our new products and services. Existing patent and license rights may require us to alter the designs of our products or processes, obtain licenses or cease certain activities. In addition, if patents have been issued to others that contain competitive or conflicting claims and such claims are ultimately determined to be valid and


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superior to our own, we may be required to obtain licenses to those patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that we will be able to obtain any necessary licenses on commercially favorable terms, if at all. Any breach of an existing license or failure to obtain a license to any technology that may be necessary in order to commercialize our products may have a material adverse impact on our business, results of operations and financial condition. Litigation that could result in substantial costs may also be necessary to enforce patents licensed or issued to us or to determine the scope or validity of third party proprietary rights. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial costs, even if we eventually prevail. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require that we cease using such technology.


         We rely on trade secrets laws to protect portions of our technology for which patent protection has not yet been pursued or is not believed to be appropriate or obtainable. These laws may protect us against the unlawful or unpermitted disclosure of any information of a confidential and proprietary nature, including but not limited to our know-how, trade secrets, methods of operation, names and information relating to vendors or suppliers and customer names and addresses.


         We intend to protect this unpatentable and unpatented proprietary technology and processes, in addition to other confidential and proprietary information in part, by entering into confidentiality agreements with employees, collaborative partners, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and other confidential and proprietary information will not otherwise become known or be independently discovered or reverse-engineered by competitors.


As a manufacturer, our operations will be subject to the risks associated with potential product liability claims.


         The testing, marketing and sale of medical products involves unavoidable risks. The use of our potential products in clinical or other tests or as a result of the sale of the products may expose us to potential liability. Such liability may result from claims made directly by consumers or by regulatory agencies, companies or others selling the products. We currently have product liability insurance coverage, although we anticipate obtaining and maintaining appropriate insurance coverage as clinical or other development of our products progresses and if and when our products are ready to be commercialized. There can be no assurance that we will be able to obtain such insurance or, if we do obtain such insurance, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect us against such liability. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire, or the recall of any of our products, could have a material adverse effect on our business, financial condition and future prospects.



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Our business will be concentrated in a single market.


         Our primary business operations historically have been centered on the manufacturing and sale of medical stains and reagents. We have adopted a new business plan related to the development of remote medical monitoring and diagnostic products and services. We do not anticipate that we will further change our business focus in the near future. Therefore, we do not intend to engage in a variety of other businesses and will not have the benefit of reducing risk by diversifying our business operations among a portfolio of business activities.



Copies of the relevant stock option agreements are attached to this Registration Statement as exhibits and by this reference incorporated herein.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares offered by this prospectus.


Plan of Distribution

All 1,600,000 shares of the company's common stock to be reoffered under this prospectus by the selling shareholders are shares issued or issuable upon the exercise of stock options under written plans.

As of August 10, 2001, a total of 1,600,000 shares were subject to or issued under the options and are included in this prospectus. The options or the shares issued thereunder are held by executive officers or directors of the company who are also deemed to be affiliates of the company because of their positions in management or by reason of their beneficial ownership of the company's issued and outstanding capital stock.

Because the selling shareholders are affiliates of the company, the Securities Act and the rules thereunder require him to deliver a reoffer prospectus to resell his shares, despite the fact that the share have been registered under the Securities Act. This prospectus is intended to be a reoffer prospectus.

The selling shareholders may also elect to hold the shares issued or issuable under the options for one year from the date of exercise of the options and resell them under the provisions of Rule 144 under the Securities Act.

All of the selling shareholders have advised the company that they may sell, from time to time, pursuant to this prospectus, their shares of the aggregate of 1,600,000 shares of the common stock at the prices quoted in the third market or in isolated transactions at negotiated prices with institutional or other investors.

The shares of the common stock offered by the selling shareholders may be sold pursuant to this prospectus by one or more of the following methods, without limitation: (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the selling shareholder and purchasers without a broker-dealer. In effecting sales, a broker-dealer engaged by the selling shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately prior to sale. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales.

Upon the company being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of the common stock through a block trade, a special offering, an exchange distribution or a secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each broker-dealer,
(b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (f) other facts material to the transaction.

Because the selling shareholders may be deemed to be "affiliates" of the company within the meaning of Rule 405 under the Securities Act, the company has advised the selling shareholder of the requirement under the Securities Act that each of them, or any broker-dealer acting for him or her, must deliver a copy of this prospectus in connection with any sale by such selling shareholder of shares of the common stock registered hereunder unless such sale is pursuant to Rule 144 as described in the preceding paragraph.

The company has also undertaken, if, in the future in the opinion of the company, this prospectus no longer complies with Section 10(a)(3) of the Securities Act, to advise the selling shareholders of this opinion, to request that the selling shareholders cease use of this prospectus and to confirm the company's then intention to amend the Registration Statement in order to effect such compliance.

Rule 144 Sales

As of August 10, 2001, none of the shares of the common stock being offered pursuant to this prospectus could be sold pursuant to Rule 144 under the Securities Act. A selling shareholder who exercises an Option will become eligible, insofar as the one-year holding period requirement of paragraph (d) of Rule 144 is concerned, to seek to use the exemption of Rule 144 on and after one year from the date of exercise of the Option. Each of the selling shareholders has advised the company that, as his or, her shares become eligible for sale pursuant to Rule 144, he or she may, as an alternative to use of this prospectus, sell such shares pursuant to Rule 144.

Miscellaneous

The company has also advised each of the selling shareholders who is not a director of the company or an executive officer who signed the Registration Statement that, if it is determined by a court at a later date that he or she is an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act if there are any defects in the Registration Statement (i.e., material misstatements or omissions) and also may be found liable under Section 10(b) of the Exchange Act and Rule 10b-5 thereunder for such material misstatements or omissions, if any.

The company and the selling shareholders are obligated to take such steps as may be necessary to ensure that the offer and sale by the selling shareholders of an aggregate of 1,600,000 shares of the common stock offered by this prospectus will comply with the requirements of the federal security laws, including Regulation M.

In general, Rule 102 under Regulation M prohibits any selling shareholder or a broker-dealer acting for such selling shareholder from, directly or indirectly, bidding for or purchasing any shares of the common stock or attempting to induce any person to bid for, or to purchase, shares of the common stock during a restricted period (as defined in Rule 100) which ends when he or she has completed his or her participation in the offering made pursuant to this prospectus. Rule 102 sets forth certain exceptions for the selling shareholder, including exercising a stock option (which, for purposes of the Rule, would include exercise of an Option).

The company is bearing all costs relating to the registration of the shares of the common stock offered by this prospectus (other than fees and expenses, if any, of counsel or other advisors to a selling shareholder). Any commissions, discounts or other fees payable to broker- dealer in connection with any sale of the common stock will be borne by the selling shareholder selling such shares.

Selling Shareholders

The following table indicates (1) the name and address of each selling shareholder, (2) the number of shares of common stock he beneficially owned as of August 10, 2001, (3) the number of shares of common stock to be reoffered by the selling shareholder under this prospectus, and (4) the number of shares of common stock to be beneficially owned by him if all of the shares offered under this prospectus are sold.


Unless otherwise noted, the address of each beneficial owner listed below is c/o Volu-Sol, Inc., 5095 West 2100 South Salt Lake City, Utah 84120.


                                                                                  Number of Shares
                                                                                  Beneficially owned
                                                              Number of shares    after the sale of
                                        Number of Shares     offered under this   shares under this
    Name of Selling Shareholder        Beneficially Owned        prospectus       prospectus

David G. Derrick (1)                             2,466,706               500,000                 1,966,706

James J. Dalton (2)                              2,460,896               500,000                 1,960,896

Wilford W. Kirton, III                             400,000               400,000                         0

Michael G. Acton (3)                               280,992               200,000                    80,992


(1) Mr. Derrick is our CEO and the chairman of our board of directors. Amount shown includes 1,500,000 shares owned directly by ADP Management, an entity owned and controlled by Mr. Derrick. Of the shares that may be acquired by options, 79,924 shares are subject to options acquired under the Volu-Sol Transition Plan and 500,000 shares are subject to options covered by this prospectus. The Series A Preferred Stock is held in the name of ADP Management (789.22 shares convertible to 292,012 shares of Common Stock) and MK Financial, Inc., a private corporation controlled by Mr. Derrick (38.1 shares convertible to 14,097 shares of Common Stock). Fractional shares of common stock, if any, issuable upon conversion of the Series A Preferred Stock are not included.

(2) Mr. Dalton is an executive officer and a director of the Company. Of the shares that may be acquired by options, 63,474 shares are subject to options acquired under the Volu-Sol Transition Plan and 500,000 shares are subject to options covered by this prospectus.

(3) Of the shares that may be acquired by options, 40,496 shares are subject to options acquired under the Volu-Sol Transition Plan.

Interests of Named Experts and Counsel

         Our audited financial statements for the year ended September 30, 2000, included in our Annual Report which is set forth on the Form 10-KSB have been audited by Tanner + Co., independent auditors as stated in their report appearing therein. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The validity of the shares offered hereby will be passed upon for us by Durham Jones & Pinegar, PC, 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

Incorporation of Documents by Reference

     The following documents filed with the Commission by the company are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000,

                  (b) Description of the class of securities of the Company to be offered, (incorporated by reference to the Registration Statement of the Company previously filed, pursuant to which the class of Common Stock of the Company was registered under the Securities Exchange Act of 1934, as amended),

                  (c) Quarterly reports on Form 10-QSB filed by the Company for the quarters ended December 31, 2001 and March 31, 2001,

                  (d) Current reports on Form 8-K filed by the Company on July 25, 2001, August 3, 2001, and August 7, 2001.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering to which this prospectus relates, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

         The company will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any incorporated documents if not delivered with this prospectus. Requests for copies should be delivered to RemoteMDx, Inc., Attention: Michael G. Acton, CFO, 5095 West 2100 South, Salt Lake City, Utah 84120, telephone (801) 974-9474.


         In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

Commission Position on Indemnification

     Sections 16-10a-841 and 16-10a-842 Revised Business Corporation Act of Utah, together with Articles IV and V of the Articles of Incorporation of the Company, provide for indemnification of the Company's directors, officers, employees, fiduciaries or agents, subject to the Company's determination in each instance that indemnification is in accordance with the standards set forth in the Utah Law. The Company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Company against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Company would have power to indemnify him or her against the same liability under the provisions of the Articles of Incorporation. See Articles IV and V of the Company's Articles of Incorporation, which are incorporated herein by reference and which qualify the foregoing summary statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

No dealer, salesperson or other person has been authorized to give any information or representations in connection with this offering other than those contained in this prospectus. If any such information or representation is given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

REMOTEMDX, INC.
1,600,000 Shares of Common Stock
Offered by Selling Shareholders


PROSPECTUS

August 10, 2001

                                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, August 10, 2001.

                                    Volu-Sol, Inc.


                                    By /s/ David G. Derrick
                                       -------------------------------------

                                       David G. Derrick
                                       Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

     Signature                              Title                    Dated

/s/ David G. Derrick
--------------------------       Chairman and CEO                   8/10/01
David G. Derrick

/s/ Michael G. Acton
--------------------------       CFO (Principal                     8/10/01
Michael G. Acton                 Accounting Officer)

/s/ Wilford W. Kirton, III
--------------------------       Director                           8/10/01

EXHIBIT INDEX


Exhibits filed with Post-effective Amendment No. 1

23(a)    Consent of Tanner+Co.